SHAWN SULLIVAN

1918 S. Summerfield Lane

Washington UT 84780

September 30, 2012

Strike Axe, Inc.

267 West 1400 South, Suite 101

St. George UT 84790

Re: Resignation.

To Whom It May Concern:

Please be advised that I hereby tender my resignation from Strike Axe, Inc. as Chief Executive Officer effective upon September 30, 2012.

Very truly yours,

/s/Shaun Sullivan

Shaun Sullivan.